EXHIBIT 3.6

STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement (the “Agreement”) is made and entered into as of ________ ____, 2007 by and between TBM Holdings, Inc., a Nevada corporation (“TBM”) with its principal place of business located at 18-a Shevchensko V.V., Lugansk, Ukraine 91055 and Alexander Andreevich Parshin (“Parshin”), a citizen of Ukraine with an address of 107 Frunze Street, Lugansk, Ukraine, 91000.

WHEREAS, TBM is is a holding company for a variety of companies engaged in banking, insurance, media, investment banking, construction and security services; and

WHEREAS, Parshin owns 199,089 shares of stock in Zao Termo, a Ukraine corporation (“Zao”), which shares represent ownership of approximately 55.1% in said company (the “Zao Equity Interests”); and

WHEREAS, Parshin is willing to sell the Zao Equity Interests to TBM upon the terms and conditions provided hereinbelow and TBM is willing to acquire the same;

WHEREAS, Zao is engaged in the manufacturing of residential natural gas tanks in Ukraine.

NOW, THEREFORE, in consideration of the premises, the respective covenants and commitments of TBM and Parshin set forth herein, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, TBM and Parshin hereby agree as follows:

I.     PURCHASE AND SALE OF THE ZAO EQUITY INTERESTS

1.1       Purchase and Sale. Upon the terms and subject to the conditions set forth in this Agreement, Parshin hereby agrees to sell, assign and transfer the Zao Equity Interests to TBM, and TBM hereby agrees to purchase and acquire the Zao Equity Interests from Parshin.

II.   PURCHASE PRICE

2.1        Zao Equity Interests. In consideration for the assignment of the Zao Equity Interests to TBM, TBM shall issue to Parshin an aggregate of 550,597 shares of its common stock, representing approximately 55.1% of TBM’s issued and outstanding common stock after issuance thereof (the “TBM Shares”).

2.2        Purchase Price Adjustments. The Purchase Price set forth above shall not be subject to adjustment for any increases or decreases in the net equity value of TBM.

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III.	REPRESENTATIONS AND WARRANTIES OF PARSHIN

Parshin, in both his individual capacity and as the majority shareholder of Zao, hereby represents and warrants to TBM, except as otherwise disclosed to TBM in a schedule attached hereto, to the best knowledge after due inquiry of Parshin, as follows:

3.1        Organization and Good Standing. Zao is an entity duly organized, validly existing and in good standing under the laws of Ukraine and has all requisite corporate power and authority to own and/or lease its assets and properties and to carry on its business as it is now being conducted. The copies of organizational documents of Zao, which have been delivered to TBM, are true and complete copies.

3.2      Share Ownership. Parshin owns, beneficially and of record, all of the Zao Equity Interests, which will be sold to TBM free and clear of any liens and encumbrances or other restrictions which would in any way materially impair Parshin’s right to effectively sell or transfer such Zao Equity Interests to TBM.

3.3	Represensations Relating to the TBM Shares

(a)    The TBM Shares to be acquired herein are solely for Parshin’s account and for investment and he has no plan, intention, contract, understanding, agreement or arrangement with any person to sell, assign, pledge, hypothecate or otherwise transfer to any person the TBM Shares, or any portion thereof.

(b)   Parshin understands that neither the TBM Shares, nor the sale thereof to him have been registered under the Securities Act of 1933, as amended (the “1933 Act”), or under any state securities laws. He further understands that no registration statement has been filed with the United States Securities and Exchange Commission nor with any other regulatory authority and that, as a result, any benefit which might normally accrue to him by an impartial review of such a registration statement by the Securities and Exchange Commission or other regulatory authority will not be forthcoming. He understands that he cannot sell the TBM Shares unless such sale is registered under the 1933 Act and applicable state securities laws or exemptions from such registration become available. In this connection he understands that TBM has advised its Transfer Agent that the TBM Shares to be issued to him by TBM are “restricted securities” under the 1933 Act and that they may not be transferred by him to any person without the prior consent of TBM, which consent will require an opinion of counsel to the effect that, in the event the TBM Shares are not registered under the 1933 Act, any transfer as may be proposed by him must be entitled to an exemption from the registration provisions of the 1933 Act. To this end, he acknowledges that a legend to the following effect will be placed upon the certificate representing the TBM Shares and that the Transfer Agent has been advised of such facts:

THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY BE OFFERED AND SOLD ONLY IF REGISTERED PURSUANT TO THE PROVISIONS OF THE ACT OR IF AN EXEMPTION FROM REGISTRATION THEREUNDER IS AVAILABLE, THE AVAILABILITY OF WHICH MUST BE ESTABLISHED TO

THE SATISFACTION OF THE COMPANY.

He understands that the foregoing legend on his certificate for the TBM Shares to be issued to him limits their value, including their value as collateral.

3.4      Governmental Approvals and Filings. No consent, approval or action of, filing with or notice to any party on the part of Parshin or Zao is required in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby or thereby.

3.5        No Brokers or Finders. No person, firm or corporation has or will have, as a result of any act or omission of Parshin or Zao, any right, interest or valid claim against Parshin or Zao for any commission, fee or other compensation as a finder or broker in connection with the transactions contemplated by this Agreement.

3.6 Questionable Payments. Parshin or Zao has not knowingly (a) used any funds of Zao for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (b) made any direct or indirect unlawful payments to government officials or employees from corporate funds, (c) established or maintained any unlawful or unrecorded fund or corporate moneys or other assets, (d) made any false or fictitious entries on the books or records of Zao, (e) made any bribe, payoff, kickback or other unlawful payment, or (f) made any payment or conferred any benefit which, under prevailing business practices, would be improper to promote or retain sales or maintain or procure good relations with a supplier or customer and/or banks or other financial institution in which Zao has an account or depository arrangement.

3.7       Assets Owned by Zao. Except as provided in Schedule 3.8 or as otherwise disclosed to TBM, Zao owns the all of its equipment used in the manufacture and production of residential natural gas tanks and all such equipment is in good working order.

3.8       Zao Financial Statements. Parshin has provided to TBM Zao’s unaudited financial statements including an unaudited balance sheet and income statement, dated as of December 31, 2006. Relevant thereto:

(a)      The Zao balance sheets present fairly as of their date the financial condition of Zao. Zao does not have, as of the date of such balance sheet, except as noted and to the extent reflected or reserved against therein, any liabilities or obligations (absolute or contingent) which should be reflected in a balance sheet or the notes thereto and all assets reflected therein are properly reported and present fairly the value of the assets of Zao, in accordance with generally accepted accounting principles;

(b)        Zao has no liabilities with respect to the payment of any taxes (including any deficiencies, interest or penalties), except for taxes accrued but not yet due and payable;

(c)       Zao has filed all income tax returns required to be filed by it from inception to the date hereof, if any;

(d)           The books and records, financial and others, of Zao are in all material respects complete and correct and have been maintained in accordance with good business accounting practices and can withstand a financial audit;

(e)          Except as and to the extent disclosed in the most recent Zao balance sheet and the Zao Schedules, Zao has no material contingent liabilities, direct or indirect, matured or unmatured.

3.9       Litigation and Proceedings. There are no actions, suits, proceedings or investigations pending or threatened by or against Zao or affecting Zao or its properties, at law or in equity, before any court or other governmental agency or instrumentality, domestic or foreign or before any arbitrator of any kind that would have a material adverse affect on the business, operations, financial condition or income of Zao. Zao does not have any knowledge of any default on its part with respect to any judgment, order, writ, injunction, decree, award, rule or regulation of any court, arbitrator or governmental agency or instrumentality or of any circumstances which, after reasonable investigation, would result in the discovery of such a default.

IV.	REPRESENTATIONS AND WARRANTIES OF TBM

TBM hereby represents and warrants to Parshin, except as otherwise disclosed to Parshin in a schedule attached hereto and except as otherwise disclosed to Parshin in writing, to the best knowledge after due inquiry of TBM, as follows:

4.1        Organization and Good Standing. TBM is a corporation duly organized, validly existing and is in good standing under the laws of Nevadaand has all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement.

4.2        Authorization. The execution, delivery and performance of this Agreement by TBM have been duly authorized by proper corporate action of TBM and is within its corporate powers. This Agreement constitutes the legal, valid and binding obligation of TBM and is enforceable against TBM in accordance with its terms.

4.3       Governmental Approvals and Filings. No consent, approval or action of, filing with or notice to any party on the part of TBM is required in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby or thereby.

4.4        No Brokers or Finders. No person, firm or corporation has or will have, as a result of any act or omission of TBM, any right, interest or valid claim against TBM for any commission, fee or other compensation as a finder or broker in connection with the transactions contemplated by this Agreement.

4,5        Payment to Zao Stockholders. TBM warrants herein to pay the dividends on minority interest to the Zao stockholders at the same interest rate against income as has been done for the last two years.

V.   CLOSING

5.1        General Procedure. Upon the execution of this Agreement (the “Closing”), each party shall deliver to the other party such documents, instruments and materials in their possession as may be reasonably required in order to effectuate the intent and provisions of this Agreement, and all such documents, instruments and materials shall be reasonably satisfactory in form and substance to counsel for the other parties.

5.2        Conditions to Obligation of TBM. The obligation of TBM to complete the purchase of the Zao Equity Interests and other transactions contemplated herein on the Closing in accordance with the terms set forth in this Agreement is, at the option of TBM, subject to the satisfaction (or waiver by TBM) of each of the following conditions:

(a)     Accuracy of Representations and Warranties. The representations and warranties made by Parshin in this Agreement shall be correct in all material respects on and as of the Closing with the same force and effect as though such representations and warranties had been made on the Closing.

(b)     No Injunction. There shall not be in effect, as of the Closing, any non-appealable injunction or other binding order of any court or other tribunal having jurisdiction that prohibits the purchase of the Zao Equity Interests by TBM.

(c)        Delivery of Closing Documents. Parshin shall have delivered or be prepared to deliver to TBM the closing items identified in Section 5.4(b).

5.3        Conditions to Obligation of Parshin. The obligation of Parshin hereunder to complete the sale of the Zao Equity Interests on the Closing on the terms set forth in this Agreement is, at the option of Parshin, subject to the satisfaction (or waiver by Parshin) of each of the following conditions:

(a)     Accuracy of Representations and Warranties. The representations and warranties made by TBM in this Agreement shall be correct in all material respects on and as of the Closing with the same force and effect as though such representations and warranties had been made on the Closing.

(b)        No Injunction. There shall not be in effect, as of the Closing, any non-appealable injunction or other binding order of any court or other tribunal having jurisdiction that prohibits the purchase of the TBM Shares by Parshin.

(c)        Termination Right. At any time during the two year period following the date of this agreement, in the event either party thereto discovers any deviation from the representations and warranties made by the other party herein, the discovering party shall have the right to terminate this agreement upon notice to the other. Upon such termination, each party shall tender to the other all documentation necessary to return the shares of stock subject hereto to the other.

(d)        Delivery of Closing Documents. TBM shall have delivered to Parshin each of the closing items identified in Section 5.4(a) in form satisfactory to Parshin.

5.4        Specific Items to be Delivered at the Closing. The parties shall deliver or shall cause to be delivered the following items to the appropriate party at the closing of the transactions contemplated by this Agreement:

(a)	To be delivered by Parshin:

(i)	A duly executed stock power conveying to TBM the Zao Equity Interests.

(b)	To be delivered by TBM:

(i)	A stock certificate for the TBM Shares; and

(iii)	Copies of the minutes of the TBM Board of Directors, duly certified, confirming the authority to issue the TBM Shares, as well as appointing Parshin as a member of the TBM Board of Directors.

VI.POST-CLOSING COVENANTS

6.1        Access to Records After Closing. From and after the Closing, TBM shall have reasonable access to inspect and copy all books and records that Zao retains after the Closing with regard to business activities preceding the Closing for reasonable purposes (e.g., audits, etc.). Such access shall be afforded by the party maintaining such books and records upon receipt of reasonable advance notice and during normal business hours.

6.2       Zao Equity Interests. All of the equity owners of Zao are set forth on Schedule 6.2. There are no other agreements or commitments by Parshin, Zao or any of its equity owners, whether written, oral, or otherwise, to issue, transfer, or sell any Zao Equity Interests or which have already been issued, whether warrants, options, shares, or otherwise.

6.3       Due Diligence. Prior to Closing, Parshin has made available for TBM’s review the facilities, books, contracts, commitments, information and business records of Zao as requested by TBM or TBM’s counsel, accountants, or other agents or representatives to complete reasonable due diligence on behalf of TBM. By its signature below, TBM confirms that TBM, its counsel, accountants, and other representatives have been afforded by Parshin complete access to all facilities, books, contracts, commitments, information and business records of Zao, including any due diligence materials it has requested and is fully satisfied with the results of its due diligence review.

6.4       Survival. The post-closing covenants set forth herein shall survive in accordance with their respective terms. Each of the parties acknowledges that, except as expressly provided herein, none of the parties hereto, and none of the representatives of either party hereto, has made or is making any representations or warranties whatsoever, implied or otherwise.

VII. MISCELLANEOUS

7.1       Binding Effect: No Third Party Beneficiaries. This Agreement shall be binding upon and inure to the benefit of and be enforceable against the parties hereto and their respective heirs, successors and permitted assigns, as applicable. This Agreement is not intended to confer on any party not a signatory hereto any rights and remedies hereunder.

7.2       Governing Law. This Agreement shall in all respects be governed by, and enforced and interpreted in accordance with, the laws of the State of Nevada, without regard to conflict of law provisions, as if Parshin was a resident of Nevada and as if all performance under this Agreement were to occur within the State of Nevada.

7.3       Arbitration: Venue. Any disputes arising under, or related to, this Agreement shall be resolved in accordance with the following provisions:

(a)       In the event that a dispute should arise among the parties with respect to the interpretation and implementation of this Agreement or if the parties fail to come to mutual agreement with respect to any decision that is to be mutually agreed hereunder, each party agrees to use all reasonable efforts to solve such dispute in negotiations, including, subject to the parties’ agreement at such time, non-binding mediation.

(b)       In the event that a dispute resolution according to the foregoing is not successful within thirty (30) days of institution of such negotiations, any dispute, controversy or claim arising out of or relating to this Agreement or breach hereof shall be finally settled under the Rules of Conciliation and Arbitration of the International Chamber of Commerce by one or more arbitrators appointed in accordance with said Rules. The arbitrators shall be citizens or residents of the United States. The place of arbitration shall be Las Vegas, Nevada, U.S.A. The language of the arbitration shall be English. The award shall be final and binding on the parties, and written in English, and each party hereby waives to the fullest extent permitted by law any right it may otherwise have under the laws of any jurisdiction to any form of appeal. The award may include an award of costs, including reasonable attorneys’ fees and disbursements. Judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof, and with respect thereto, each party (i) irrevocably submits to the jurisdiction of any court of competent jurisdiction located in the City of Las Vegas and County of Clark, State of Nevada; (ii) waives any argument that venue in such forum is not convenient; and (iii) consents to the jurisdiction of such courts regardless of their state or country of residence.

7.4       Notices. All notices, consents, requests, instructions or other communications provided for herein shall be in writing and shall be deemed validly given, made and served when (a) delivered personally, (b) sent by certified or registered mail, postage prepaid, (c) sent by reputable overnight delivery service, pending the designation of another address, or (d) sent by facsimile transmission, addressed as follows:

If to Parshin:	Mr. Alexander Andreevich Parshin
107 Frunze Street

Lugansk, Ukraine, 91000

If to TBM:	Mr. Eduard Lzovskyy
18-a Shevchensko St.
Lugansk, 91055 Ukraine

7.5       Entire Agreement and Amendments. This Agreement (together with the Exhibits and Schedules attached hereto, each of which are hereby incorporated herein) sets forth the entire agreement between Parshin and TBM relating to the subject matter hereof, superseding in all respects any and all prior oral or written agreements or understandings between them pertaining to the transactions contemplated by this Agreement. This Agreement shall be amended or modified only by written instrument signed by each of the parties hereto.

7.6       Interpretation. Each party hereto acknowledges that it has participated in the drafting of this Agreement, and any applicable rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in connection with the construction or interpretation of this Agreement. Each party has been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of their own choice. Section and article headings used in this Agreement have no legal significance and are used solely for convenience of reference.

7.7       Assignment. No party shall assign its rights or delegate its responsibilities without the prior written consent of the other parties hereto.

7.8       Expenses. Each party shall pay for its own legal, accounting and other similar expenses incurred in connection with the transactions contemplated by this Agreement

7.9       Force Majeure. Neither party shall be in default under this Agreement or liable for any nonperformance that is caused by fire, flood, explosion, war, strike, embargo, or any act, order or requirement of a regulatory body, court or legislature, civil or military authority, act of God, act or omission of any third party, or other cause beyond such party’s reasonable control during the period and to the extent that such extraordinary condition delays, impairs or prevents such party’s performance.

7.10     Attorneys’ Fees. In any action or proceeding brought to enforce any provision of this Agreement or other related document, or where any provision hereof or thereof is validly asserted as a defense, the successful party shall be entitled to recover, and the court or arbitrator shall award, reasonable attorneys’ fees in addition to any other available remedy.

7.11     Counterparts Facsimile Execution. For purposes of this Agreement, a document (or signature page thereto) signed and transmitted by facsimile machine or telecopier is to be treated as an original document. The signature of any party thereon, for purposes hereof, is to be considered as an original signature, and the document transmitted is to be considered to have the same binding effect as an original signature on an original document. At the request of any party, a facsimile or telecopy document is to be re-executed in original form by the parties who executed the facsimile or telecopy document. No party may raise the use of a facsimile machine or telecopier machine as a defense to the enforcement of the Agreement or any amendment or other document executed in compliance with this Section.

7.12     Governing Language. This Agreement shall be executed in the English language. Any translation of this Agreement into a language other than English shall be for the convenience of the parties only, it being understood that the English version shall control. In the event of any dispute with regard to this Agreement and its interpretation, the English language version of this Agreement shall prevail.

IN WITNESS WHEREOF, Parshin and TBM have executed this Agreement as of the date set forth in the first paragraph.

PARSHIN:

s/Alexander Andreevich Parshin______________

Alexander Andreevich Parshin

TBM HOLDINGS, INC.

a Nevada corporation

By: _s/Eduard Lozovskyy___________________

Name: Eduard Lozovskyy

Its: CEO